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                                                                    EXHIBIT 10.3

                             INVESTORS SAVINGS BANK
                            DIRECTOR RETIREMENT PLAN

      ARTICLE I. PURPOSE.

      The purpose of the Director Retirement Plan (the "Plan") is to recognize the valuable services provided to the Investors Savings Bank (the "Bank") by its directors and to assist in attracting new members to the Bank's Board of Directors (the "Bank Board" or "Board") by providing directors with retirement benefits under the terms and conditions set forth in the Plan. The Plan is amended in a manner intended to comply with Section 409A of the Internal Revenue Code (the "Code") and any regulations promulgated thereunder, and is amended to also recognize the service provided by eligible directors to the Board of Directors of Investors Bancorp, Inc. (the "Company" and the "Company Board"). For purposes of this Plan, a reference to "Board" shall refer equally to the Bank Board and the Company Board unless the context otherwise requires or the contrary is specifically set forth herein.

      ARTICLE II. ELIGIBILITY.

      (1) Any director (i) who is not an active employee of the Bank upon retirement from Board service ("active employee" shall mean an employee of the Bank as determined for purposes of the Bank's employee benefit plans), and (ii) has provided at least ten years of cumulative periods of service, ("cumulative periods of service" shall include all service as a director regardless of whether such director was from time to time an active employee) and (iii) retires from service on the Board on or after the effective date of the Plan and
(a) on or after attaining age 65, or (b) as a result of permanent and total disability within the meaning of section 22(e)(3) of the Internal Revenue Code of 1986, as amended ("Disability"), shall be eligible to participate in the Plan.

      (2) For the purpose of determining cumulative service, service on the board of directors of any entity which has merged into the Bank shall be treated the same as service on the Board, and service of one or more months in a given calendar year shall be credited as full year's service for the calendar year. In addition, any director who, prior to becoming a director, had service to the Bank as an employee or Counsel shall be deemed to have had cumulative service, upon joining the Board, equal to his or her years of service as an employee or Counsel. For purposes of this Plan, Counsel is defined as the individual of the designated law firm attending Board meetings and so recorded in the minutes of the Bank. In addition, service on the Bank's Board shall be credited for purposes of determining service on the Company's Board.

      ARTICLE III. AMOUNT OF BENEFIT.

      Each eligible director shall receive as a retirement benefit the applicable payments as follows:

      (1) RETIREMENT WITH 15 YEARS OF SERVICE. Upon retirement on or after attaining age 65, with at least fifteen years of cumulative service, an eligible director shall be entitled to receive

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an annual retirement benefit equal to the sum of 60% of the base amount of (i)
the annual retainer, and (ii) 13 times the regular meeting fee based on the annual retainer and regular meeting fee in effect for the calendar year immediately preceding said director's year of retirement. If the director also served on the Company Board, the base amount in the previous sentence shall be increased by (iii) the Company Board annual retainer, and (iv) 13 times the regular meeting fee of the Company Board based on the Company Board annual retainer and its regular meeting fee in effect for the calendar year immediately preceding said director's year of retirement from the Board.

Notwithstanding the preceding sentence, an eligible director who retired from the Bank's Board on or prior to March 1, 1997, shall be entitled to receive an annual retirement benefit equal to 120% of the annual retainer that was in effect for members of the Bank Board for the calendar year immediately preceding said director's year of retirement. Notwithstanding the preceding sentence, an eligible director who retired on or prior to March 1, 1997 shall be entitled to receive an annual retirement benefit equal to 120% of the annual retainer that as in effect for members of the Bank Board for the calendar year immediately preceding said director's year of retirement.

      (2) RETIREMENT WITH LESS THAN 15 YEARS OF SERVICE. Upon retirement on or after attaining age 65, with cumulative service less than fifteen years but greater than or equal to ten years, an eligible director shall be entitled to receive an annual retirement benefit equal to the sum of:

            (i) 40% of the sum of the base amount of (A) the annual retainer, and (B) 13 times the regular Bank Board meeting fee, based on the annual retainer and regular meeting fee in effect for the calendar year immediately preceding said director's year of retirement; and, if the director also served on the Company Board, the base amount shall be increased by (C) the Company Board annual retainer, and (D) 13 times the regular meeting fee of the Company Board based on the Company Board annual retainer and its regular meeting fee in effect for the calendar year immediately preceding said director's year of retirement from the Board; and

            (ii) a pro-rated percentage of 20% of the sum of the base amount of
(A) the annual retainer, and (B) 13 times the regular Bank Board meeting fee based on the annual retainer and regular meeting fee in effect for the calendar year immediately preceding said director's year of retirement; and, if the director also served on the Company Board, the base amount shall be increased by
(C) the Company Board annual retainer, and (D) 13 times the regular meeting fee of the Company Board based on the Company Board annual retainer and its regular meeting fee in effect for the calendar year immediately preceding said director's year of retirement from the Board. The pro-rated percentage shall be a fraction, the numerator of which shall be the number of years of credited service in excess of ten years (up to a maximum of five) and the denominator of which shall be five.

      (3) RETIREMENT PRIOR TO MARCH 1, 1997. Notwithstanding anything contained in Section (2) above, any director meeting the specifications of Article II and who retired on or prior to March 1, 1997 shall be entitled to receive an annual retirement benefit equal to the sum of:

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            (i) 80% of the annual retainer that was in effect for members of the
Bank Board for the calendar year immediately preceding said director's year of retirement, and

            (ii) a pro-rated percentage of 40% of said annual retainer with the numerator equal to the number of years of credited service in excess of ten years (up to a maximum of five) and a denominator of five.

      (4) RETIREMENT DUE TO DISABILITY PRIOR TO AGE 65. Upon retirement prior to attaining age 65 as a result of Disability, an eligible director shall be entitled to receive an annual retirement benefit equal to the sum otherwise determined under Sections 1, 2 or 3 of Article III, as applicable. For these purposes, "Disability" shall mean total and permanent disability within the meaning of the Social Security Act.

      (5) DEATH OF DIRECTOR PRIOR TO RETIREMENT. In the event a director, otherwise eligible to retire in accordance with the provisions of Article II,
Section 1, dies prior to retirement, his or her spouse (for purposes of this Plan the term spouse shall include a domestic partner living with a director, provided the director has designated in writing such domestic partner, such designation has not been revoked, and such domestic partner continues as the domestic partner of the director at the time of death of the director) will be entitled to receive benefit payments (the "Qualified Preretirement Survivor Annuity"). This protection will be automatically provided with no requirement of election on the director's part. Benefit payments to the director's spouse will commence on the first day of the month following the director's death. The amount of such payments will be equivalent to the amount payable to a director's spouse in accordance with Article IV, Option (2).

      The effect of the Qualified Preretirement Survivor Annuity will be to provide to his or her qualified spouse an amount equal to the amount the spouse would have received had the Participant retired and received a retirement Benefit in the form of a 100% joint and survivor annuity, as described in
Article IV, on the date of his or her death or earliest retirement age, whichever is later.

      (6) RETIREMENT OF DIRECTOR FOLLOWING A CHANGE IN CONTROL. In the event of a Director's termination of service to the Board in connection with or following a Change in Control, a Director who has less than ten (10) years of cumulative service on the Board will be deemed to have at least ten (10) years of cumulative service for purposes of calculating a benefit hereunder. Such benefit shall then be calculated in accordance with paragraph (2) of this Article III. Alternatively, if a Director has 15 years of cumulative service or more, the Directors benefit shall be calculated in accordance with paragraph (c) of this
Article III. For these purposes, a "Change in Control" is defined as (i) a change in ownership of the Bank or the Company under paragraph (a) below, or
(ii) a change in effective control of the Bank or the Company under paragraph
(b) below, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or the Company under paragraph (c) below:

            (a) Change in Ownership of the Bank or the Company. A change in the ownership of the Bank or the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in paragraph
      (b)), acquires ownership of stock of the corporation that, together with stock held by such person or group,

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      constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (b) below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph (a) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

            (b) Change in Effective Control of the Bank or the Company. A change in the effective control of the Bank or the Company shall occur on the date that either (i) any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (b)(ii), the term corporation refers solely to a corporation for which no other corporation is a majority shareholder. In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred. If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph
      (b)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (a)). Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

            (c) Change in Ownership of a Substantial Portion of the Bank's or the Company's Assets. A change in the ownership of a substantial portion of the Bank's or the Company's assets shall occur on the date that any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (c) when there is a transfer to

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      an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

      Each of the sub-paragraphs (a) through (c) above shall be construed and interpreted consistent with the requirements of Code Section 409A and any Treasury regulations or other guidance issued thereunder.

      ARTICLE IV. MANNER OF PAYMENT.

      The retirement benefit shall consist of monthly payments in one of the following three optional forms chosen pursuant to an irrevocable election by an eligible director in writing prior to the later of December 31, 2005, or the 31st day after a director first becomes eligible to participate in the Plan, but, in all cases, prior to the commencement of the payment of benefits:

      Option (1) - equal payments to the retired director computed as one-twelfth of the benefit amount prescribed in Article III hereof, with benefit payment commencing upon the first day of the month following retirement from the Board and ending with the monthly payment due on the first day of the month in which the director dies, or,

      Option (2) - a joint and survivor form of benefit of Actuarial Equivalent value to Option (1) as of the director's retirement date, with benefit payment commencing at such reduced amount upon the first of the month following retirement from the Board and continuing for his or her lifetime, and payable at 50% of such reduced amount commencing on the first day of the month following the director's death, to the director's spouse during the spouses lifetime, or,

      Option (3) - a joint and survivor form of benefit of Actuarial Equivalent value to Option (1) as of the director's retirement date, with benefit payment commencing at such reduced amount during the first of the month following retirement from the Board and continuing for his or her lifetime, and payable at 100% of such reduced amount commencing on the first day of the month following the director's death, to the director's spouse during the spouse's lifetime.

      For purposes of benefit payment Options (2) and (3), the death of the director's spouse after benefit commencement to the director shall not affect the reduced level of benefit payable thereafter to the director.

      For purposes of this section, "Actuarial Equivalent" means a benefit or benefits which is of equal value as a benefit or benefits otherwise payable in a different form under the Plan, when computed on the basis of mortality rates determined according to the UP-1984 Mortality Table with an effective rate of interest of 6% compounded annually; or such other rates of interest, mortality and other actuarial components as the Bank may adopt from time to time by vote of the Board. In the event that a director retires from the Bank Board but not the Company Board or the Company Board but not the Bank Board, the payments to such director upon retirement shall include only the amounts payable upon retirement from the applicable board and shall not include payments relating to retirement from the other Board until such actual retirement from the other Board.

      Effective September 1, 1995, the rates of interest, mortality and other actuarial components used to determine the "Actuarial Equivalent" will be the same rates of interest,

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mortality and other actuarial components used in administering the Investors
Savings Bank Retirement Plan.

      The obligations of the Bank and the Company hereunder constitute merely the promise of the Bank to make the payments provided for in this Plan. No director, his or her spouse, or the estate of either of them shall have, by reason of this Plan, any right, title or interest of any kind in or to any property of the Bank or the Company. To the extent any director has a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Bank and/or the Company.

      ARTICLE V. BENEFIT CONDITIONS.

      Payment of benefits under the Plan are conditioned on (i) the eligible director after retirement remaining a Director Emeritus in good standing available with reasonable notice for consultation by the Bank and/or the Company, as applicable, on matters pertinent to the Board's deliberations, (ii) the eligible director after retirement not engaging in any business enterprise which competes to a substantial degree with the Bank or the Company, without the prior written consent of the Bank, and (iii) the eligible director or his or her spouse not disclosing to anyone not legally entitled thereto any confidential information relative to the business of the Bank. In the event of violation of any of these provisions, all future benefit payments shall he canceled and discontinued

      ARTICLE VI. GENERAL PROVISIONS.

      (1) The right to receive any payment under the Plan shall not be transferable or assignable.

      (2) Benefit payments under the Plan shall be made from the general assets of the Bank, and the Bank shall not be required to set aside funds for the payment of its obligations under the Plan.

      (3) The Board and the Company Board, acting jointly, may at any time amend or terminate the Plan, provided, that no amendment or termination shall impair the rights of a director to receive upon retirement from the Board or the Company Board those payments otherwise payable to said director, computed as if he or she had chosen to retire on the day immediately preceding the date such of amendment or termination. Notwithstanding anything to the contrary herein, in the event that the Company has a Change in Control, the Company or its successor may terminate the Plan, provided that all accrued benefits payable hereunder are paid to each Participant within twelve months of the Plan's termination.

      (4) Nothing in the Plan shall be deemed to create any obligation on the part of the Board or the Company Board to nominate any Director for re-election by the Bank or the Company.

      (5) Any questions involving entitlement to payments under the Plan shall be referred to the applicable Board for resolution. The determination of said Board shall be conclusive as to any such questions. The Board may obtain such advice or assistance as they deem appropriate from persons not serving on the Board.

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      (6) The provisions of the Plan shall be construed, administered and enforced according to the laws of the State of New Jersey.

      (7) This amendment is adopted following the enactment of Code Section 409A and is intended to be construed consistent with the requirements of that Section, the Treasury regulations and other guidance issued thereunder. If any provision of the Plan shall be determined to be inconsistent therewith for any reason, then the Plan shall be construed, to the maximum extent possible, to give effect to such provision in a manner consistent with Code Section 409A, and if such construction is not possible, as if such provision had never been included. In the event that any of the provisions of the Plan or portion thereof are held to be inoperative or invalid by any court of competent jurisdiction, then (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held to be inoperative, and (2) the invalidity and enforceability of the remaining provisions will not be affected thereby.

      ARTICLE VII. EFFECTIVE DATE.

      The initial effective date of the Plan is October 1, 1990. The Plan has been amended effective January 1, 1993, July 1, 1995 and September 1, 1995, and restated in its entirety effective March 1, 1997, May 1, 2000 and further amended effective January 28, 2003, and June 8, 2005.